Exhibit 99.1

Power, Not Chips, Is Now AI’s Biggest Constraint: NASDAQ Firm Backs $1B Infrastructure Buildout as Nixxy, Inc. (NIXX) announces a binding LOI with Tachyon9 to Create a NASDAQ-Listed AI Hyperscale Infrastructure and Energy Platform.

This First Strategic Transaction is to build a 1GW Gas fired over 36 months of Hyperscale compute, 120mw of AI Infrastructure Project to be delivered in Q2 of 2027

NEW YORK--(BUSINESS WIRE)--Nixxy, Inc. (NASDAQ: NIXX) (“Nixxy” or the “Company”) today announced that it has entered into a transformative and binding Letter of Intent (“LOI”) with Tachyon9 Corporation, a privately held energy and data infrastructure company, to execute a strategic NASDAQ transaction intended to create a fully operational, asset-backed public company focused on AI infrastructure, energy generation, next-generation data center development and GPU compute. With planned investment into the data center shell and power core to be delivered behind the meter, the first 120mw of compute power are planned to be operational by 2nd quarter of 2027. Total compute power will be built in 120mw increments over a period of 24 months.

Upon completion of the proposed transaction, the combined company is expected to operate under TACC while retaining its NASDAQ listing, positioning the platform to pursue large-scale AI infrastructure opportunities through abundant natural gas supply in North Dakota and other states connected to the Northern Midwest Gas supply pipelines.

This proposed initial transaction is expected to include:

•	Planned investment of approximately $1 billion into power and energy infrastructure supporting the 620 Acre Nakota Project, in Williston, North Dakota, designed to deliver up to 1 gigawatt (“GW”) of capacity over an anticipated 36-month buildout period, with the first 150 megawatts (“MW”) expected to be operational by the second quarter of 2027.
•	Planned Investment on phase 1 of $5 billion in GPU financing through a major offtake partner, with MoU already executed
•	More than $64 million in hard infrastructure and equipment assets
•	A planned $75 million private placement financing

The announcement represents the culmination of Nixxy’s strategic transformation over the past year. During that period, the Company executed a broad restructuring and repositioning initiative, including the separation of legacy operations, expansion of its communications infrastructure platform, and transition into an AI-enabled communications and AI data infrastructure company purpose-built for the emerging AI economy.

Following completion of the transaction, under its new branding, the Company intends to focus its long-term strategy on AI data centers, power infrastructure, and high-performance compute ecosystems supporting enterprise AI, sovereign AI initiatives, hyperscale compute demand, and next-generation digital infrastructure deployment.

As part of the proposed transaction, the Company has secured what it believes are the major foundational components necessary to advance development initiatives, including strategic site control, real estate agreements, infrastructure rights, licensing arrangements, and project-related approvals. Following the transaction, the initial project is expected to be the development of the Nakota 1GW data center project in North Dakota.

The combined entity is expected to launch with substantial operational scale and infrastructure capacity, positioning the Company to participate directly in one of the fastest-growing sectors of the global economy.

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“This transaction is an asset-first restructuring designed to give public market investors direct exposure to one of the most significant energy infrastructure buildouts currently underway in North America that is crucial for the growth of our economy as well as our national security,” said Shahal Khan, Chairman and CEO of Tachyon9.

“This represents the next major evolution of Nixxy,” said Mike Schmidt, Chief Executive Officer of NIXX, Inc. “Over the past year, we have worked to restructure and reposition the Company for what we believe is one of the most significant infrastructure opportunities of our generation. AI is driving unprecedented global demand for compute power, energy capacity, and data infrastructure. We believe this transaction positions Nixxy directly at the center of that trend.”

As part of the proposed transaction, the Company expects to assemble a world-class board of directors and senior executive leadership team comprised of seasoned technology, AI, infrastructure, energy, and capital markets executives with extensive experience scaling public and private enterprises globally.

Following closing of the proposed transaction, the Company is expected to divest its communications business through a strategic industry transaction to execute on this massive opportunity, allowing management and capital resources to focus fully on AI infrastructure and energy development initiatives.

The Company believes the AI infrastructure sector represents one of the largest generational investment opportunities in modern technology history, fueled by exponential growth in artificial intelligence adoption, enterprise AI deployment, sovereign compute initiatives, and increasing global demand for scalable energy-backed data center capacity.

Additional details regarding the transaction structure, infrastructure assets, financing initiatives, governance enhancements, leadership appointments, and long-term strategic roadmap are expected to be provided in a forthcoming series of announcements.

The proposed transaction remains subject to completion of due diligence, execution of definitive agreements, regulatory approvals, board approvals, and other customary closing conditions. The proposed transaction will be subject to shareholder consent of Nixxy’s shareholders.

About NIXX, Inc.

NIXX, Inc. (NASDAQ: NIXX) is an AI communications and data infrastructure company focused on next-generation digital infrastructure platforms positioned at the intersection of artificial intelligence, high-performance compute, energy, and data center infrastructure. Through its evolving strategic platform, the Company is pursuing large-scale opportunities supporting the rapidly growing global demand for AI compute capacity, sovereign AI initiatives, and next-generation energy-backed digital infrastructure.

Nixxy’s strategy includes the development and acquisition of AI data center assets, power infrastructure, communications technologies, and scalable digital infrastructure platforms designed to support the future of enterprise and hyperscale artificial intelligence deployment.

For more information, visit www.nixxy.com

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ABOUT TACHYON9

Tachyon9 is a private operating company specializing in energy infrastructure, transmission equipment, and data center assets. The company serves as the primary asset and revenue contributor in the NIXX rollup transaction, contributing approximately $64 million in equipment, land option rights for the Nakota project, and a signed LOI for the entire 1 GW development. Tachyon9 projects $275 million in topline revenue for 2026.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated growth, revenue scale, operating leverage, and the Company’s development of communications-enabled financial workflows. Forward-looking statements are based on management’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Investors should review the risk factors described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 15, 2026, and other filings with the Securities and Exchange Commission. Nixxy undertakes no obligation to update forward-looking statements except as required by law.

Contacts

Investor Relations Nixxy, Inc.
ir@nixxy.com

Tachyon9 contact:
John Arundel
Managing Director
Perdicus Global Communications
Washington, DC
John@perdicuspr.com
(703) 963-4191

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